www.entremed.com

FOR IMMEDIATE RELEASE:

March 9, 2012

7:00 a.m. ET

ENTREMED REPORTS FOURTH QUARTER AND

YEAR-END 2011 FINANCIAL RESULTS

ROCKVILLE, MD, March 9, 2012 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, today reported results for the three months and twelve months ended December 31, 2011.

For fiscal year 2011, revenues were $1.9 million compared to $3.7 million for fiscal 2010. For the year ended December 31, 2011, the Company reported a net loss of ($5.6 million) or ($0.47) per share, compared to a net loss of ($9.1 million), or ($0.94) per share, for fiscal year 2010. As of December 31, 2011, the Company had cash and cash equivalents of approximately $1.1 million.

Revenues for the fourth quarter ended December 31, 2011 were $1.9 million compared to $3.7 million for the fourth quarter ended December 31, 2010. The Company reported net income of $1.0 million, or $0.06 per share for the three months ended December 31, 2011. This compares with net income of $0.8 million, or $0.07 per share for the fourth quarter 2010. Revenues in the fourth quarter of fiscal 2011 were from royalties earned from Celgene Corporation’s sales of Thalomid®.

Sara B. Capitelli, Vice President, Finance and Principal Accounting Officer, commented, “Our financial resources were dedicated primarily to the clinical development of our primary drug candidate, ENMD-2076. Assuming our recent financing transaction is approved by our stockholders at our 2012 shareholders meeting, we expect that R&D expenses for ENMD-2076 will remain consistent or increase as we execute on our drug development strategy in 2012. Royalty revenues from Celgene’s sales of Thalomid® in 2011 were $1.9 million, compared to $3.4 million in 2010. The decrease in royalty revenues was in line with our expectations and results from a decline in sales of Thalomid® in the United States. We will continue to carefully monitor and control expenses and deploy capital in strategic ways.” Further up-to-date information regarding the Company, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, can be found on our web site at www.entremed.com.

EntreMed, Inc. / 9640 Medical Center Drive / Rockville, MD 20850

Phone 240.864.2600 /Fax 301.315.2437

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer. ENMD-2076 is currently completing a multi-center Phase 2 study in ovarian cancer and completed several Phase 1 studies in solid tumors, multiple myeloma, and leukemia. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase 1 clinical trials in solid tumor cancers, leukemia, and multiple myeloma. ENMD-2076 is currently completing a Phase 2 trial for ovarian cancer.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; our history of losses and expectation of incurring continued losses; the risk that our stockholders may not approve our recent financing transaction and our ability to repay the indebtedness incurred in connection with issuance and sale of the convertible notes if such notes are not converted into shares of common stock; the possibility that we may be delisted from trading on the Nasdaq Capital Market; the volatility of our common stock; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidate; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; declines in actual sales of Thalomid® resulting in reduced royalty payments; risks associated with our product candidates; any early-stage products under development; results in preclinical models are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); and our ability to compete with larger, better financed biotechnology companies that may develop new approaches to the treatment of our targeted diseases or develop product candidates more advanced than ENMD-2076. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the SEC, which are available at www.sec.gov.

COMPANY CONTACT:

Investor Relations

EntreMed, Inc.

240.864.2643

investorrelations@entremed.com

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(Financial Table Attached)

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ENTREMED, INC.

SUMMARY OF OPERATING RESULTS

Three Months Ended

December 31,

(in millions)	2011	2010
Total revenues	$1,932,035	$3,693,167
Research and development	$405,936	$1,683,141
General and administrative	$521,906	$884,339
Net income	$1,004,522	$1,064,926
Dividend on Series A convertible preferred stock	$(251,250)	$(251,250)
Net income attributable to common shareholders	$753,272	$813,676
Net income per share attributable to
common shareholders (basic and diluted)	$0.06	$0.07
Weighted average number of
shares outstanding (basic and diluted)	12,158,099	11,401,749

Twelve Months Ended

December 31,

	2011	2010
Total revenues	$1,940,887	$3,693,167
Research and development	$3,457,373	$4,829,943
General and administrative	$3,051,511	$3,397,866
Acquired in-process R&D	$-	$3,000,000
Net loss	$(4,558,495)	$(8,101,115)
Dividend on Series A convertible preferred stock	$(1,005,000)	$(1,005,000)
Net loss attributable to common shareholders	$(5,563,495)	$(9,106,115)
Net loss per share attributable to
common shareholders (basic and diluted)	$(0.47)	$(0.94)
Weighted average number of
shares outstanding (basic and diluted)	11,781,119	9,678,924
Cash and Short-term Investments	$1,080,630	$4,911,788

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